Exhibit 23.2

KPMG LLP

811 Main Street

Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Roan Resources, Inc.:

We consent to the use of our report dated February 27, 2018 with respect to the consolidated balance sheets of Linn Energy, Inc. and subsidiaries (now named Roan Resources, Inc.) as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, statements of equity, and statements of cash flows for the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 (Predecessor) and for the years ended December 31, 2016 (Predecessor) and 2015 (Predecessor), and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference.

Our report on the consolidated financial statements refers to a change in the basis of presentation for Linn Energy, Inc.‘s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas

October 16, 2018

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.